Exhibit 99.1

CHESHIRE, Conn., Dec. 11 /Alexion Pharmaceuticals, Inc. (Nasdaq: ALXN) today announced financial results for its first fiscal quarter ended October 31, 2003.

For the first quarter ended October 31, 2003, Alexion (the Company) reported revenues amounting to $147,000 compared to $323,000 for the same period last year. The decrease in revenues was primarily attributable to a decrease in grant reimbursable billings due to completion of the related research.

Total operating expenses for the quarter were $19.5 million, compared to $21.9 million in the same quarter last year. The Company’s research and development expenses for the three-month period ended October 31, 2003 were $16.7 million compared to $19.7 million for the same period last year. The $3.0 million decrease resulted from lower clinical trial costs of $6.0 million due primarily to the shift to Procter & Gamble Pharmaceuticals (P&G) of ongoing pexelizumab CABG Phase III clinical trial costs, partially offset by increased manufacturing and manufacturing development costs of $2.6 million for eculizumab and pexelizumab combined, and increased salaries and benefits of approximately $0.4 million. Prior to December 2001, P&G was generally funding all clinical development and manufacturing costs for pexelizumab. The Company’s revised collaboration provides for the Company and P&G each to incur approximately 50% of all Phase III clinical trial, product development and manufacturing costs for pexelizumab. In addition, as part of its revised collaboration, the Company and P&G agreed that the Company would bear the first 50% of the projected PRIMO-CABG Phase III clinical trial costs and P&G would bear the second 50% of the projected costs. As of January 31, 2003 Alexion had completed its obligation associated with the first 50% of the projected costs, and during the quarter ended October 31, 2003, P&G completed its obligation with respect to the second 50% of projected costs. P&G thus bore the major share of costs in the first quarter of fiscal year 2004 as compared to the same period a year ago. In the first quarter of fiscal year 2004, additional costs incurred over the original projected costs were shared equally by the Company and P&G. As per the revised collaboration, the Company and P&G will each incur 50% of any additional costs.

The Company’s general and administrative expenses were $2.8 million for the three months ended October 31, 2003 compared to $2.2 million for the three months ended October 31, 2002. This increase resulted principally from increased expenses associated with pre-marketing and business development activities, as well as increased personnel and professional services to support the continued growth of the Company’s operations.

The Company posted investment income for the quarter of $1.0 million compared to $1.9 million for the same period last year, reflecting lower principal and lower market interest rates. Interest expense, primarily on the Company’s $120 million convertible subordinated notes, was unchanged at $1.9 million for the quarter compared to the same period last year.

Alexion incurred a net loss for the quarter of $20.2 million, or $1.01 per share versus a net loss of $21.6 million or $1.19 per common share for the same three-month period in 2002.

As of October 31, 2003, Alexion had approximately $237.3 million in cash, cash equivalents and marketable securities.

“Our first fiscal quarter was highlighted by the release of results from our pexelizumab Phase III PRIMO-CABG study and subsequent high profile presentation at the AHA annual meeting. We believe the extensive clinical data that has now been accumulated in support of this program, together with the promising clinical results for eculizumab in our PNH program, provide strong support for the clinical and commercial potential of both drugs,” said David Keiser, President and Chief Operating Officer of Alexion. “We are currently diligently pursuing discussions with the FDA regarding the appropriate path forward for both programs, and at the same time are operationally gearing up to initiate our next clinical studies to preserve the best possible timing under all circumstances. Our September financing, which added $44 million to our balance sheet, has provided substantial, additional resources to accomplish the next critical clinical and manufacturing activities.”

Alexion is engaged in the discovery and development of therapeutic products aimed at treating patients with a wide array of severe disease states, including cardiovascular and autoimmune disorders, inflammation and cancer. Alexion’s two lead product candidates, pexelizumab and eculizumab, are currently undergoing evaluation in several clinical development programs. Alexion has completed a Phase III clinical study with pexelizumab in CABG patients undergoing cardiopulmonary bypass, and two large Phase II studies with pexelizumab in acute myocardial infarction patients. The Phase III trial and Phase II trials were conducted in collaboration with Procter & Gamble Pharmaceuticals. In addition, eculizumab is in Phase II clinical trials in rheumatoid arthritis and membranous nephritis, and has completed pilot programs for the treatment of paroxysmal nocturnal hemoglobinuria and dermatomyositis. Alexion is engaged in discovering and developing a pipeline of additional antibody therapeutics targeting severe unmet medical needs, through its wholly owned subsidiary, Alexion Antibody Technologies, Inc. This press release and further information about Alexion Pharmaceuticals, Inc. can be found on the World Wide Web at http://www.alexionpharm.com.

This news release contains forward-looking statements. Such statements are subject to factors that may cause Alexion’s results and plans to differ from those expected, including the results of pre-clinical or clinical studies including termination or delay in clinical programs), the need for additional research and testing, delays in arranging satisfactory manufacturing capability, inability to acquire funding on timely and satisfactory terms, delays in developing or adverse changes in commercial relationships, the possibility that results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, dependence on Procter & Gamble Pharmaceuticals for development and commercialization of pexelizumab, the risk that third parties won’t agree to license any necessary intellectual property to us on reasonable terms, and a variety of other risks set forth from time to time in Alexion’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Alexion’s Annual Report on Form 10-K for the year ended July 31, 2003 and in our other filings with the Securities and Exchange Commission. In particular, Alexion is not currently able to predict the determination of the United States Food and Drug Administration (FDA) and other regulatory agencies regarding the results of the PRIMO-CABG trial. Such determinations may include, but not be limited to, the view that the results may be sufficient for filing and approval of a Biologics License Application (BLA), supportive of the filing and approval of a BLA together with additional studies, or not supportive of the filing or approval of a BLA. Further, Alexion is not currently able to predict the reaction of P&GP to the results of the PRIMO-CABG trial, including how those results may affect P&GP’s views of pexelizumab for CABG or other indications. P&GP retains the development rights and the termination rights discussed in Alexion’s Form 10-K referred to above. Alexion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof, except when a duty arises under law.

Alexion Pharmaceuticals, Inc.

David Keiser

President & COO

203-272-2596

Euro RSCG Life NRP

Robert Stanislaro (Media)

212-845-4268

Rx Communications

Rhonda Chiger (Investor)

917-322-2569

ALEXION PHARMACEUTICALS, INC.

Selected Financial Data

Statements of Operations (unaudited)

(amounts in thousands, except per share amounts)

	Three months ended October 31,
	2003	2002

CONTRACT RESEARCH REVENUES	$147	$323
OPERATING EXPENSES
Research and development	16,688	19,677
General and administrative	2,814	2,241
Total operating expenses	19,502	21,918
Operating loss	(19,355)	(21,595)
OTHER INCOME AND EXPENSE
Investment income	1,001	1,882
Interest expense	(1,929)	(1,927)
Loss before income tax benefit	(20,283)	(21,640)
STATE INCOME TAX BENEFIT	71	—
Net loss	$(20,212)	$(21,640)
BASIC AND DILUTED NET LOSS PER SHARE	$(1.01)	$(1.19)
SHARES USED IN COMPUTING BASIC AND DILUTED NET LOSS PER COMMON SHARE	19,958	18,204

Balance Sheet Data

(dollars in thousands)

	October 31, 2003	July 31, 2003
	(unaudited)	(audited)

Cash, cash equivalents and marketable securities	$237,312	$215,410
Total Assets	$286,321	$266,077
Net Stockholders’ Equity	$144,080	$120,286

SOURCE Alexion Pharmaceuticals, Inc.

Web Site: http://www.alexionpharm.com